                                                                 Exhibit (a)(18)




                                      AIMCO

                             AIMCO PROPERTIES, L.P.
                           c/o The Altman Group, Inc.
                                  P.O. Box 238
                               Lyndhurst, NJ 07071
                                 (800) 467-0821

                                                June 6, 2005

Dear Limited Partner:

      In February 2005, we mailed you tender offer documents offering to purchase your units of limited partnership interest in Century Properties Fund XIV for $16.23 per unit in cash. Our offer was made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 16, 2005, and in the related Letter of Transmittal (collectively, together with any supplements or amendments, our "Offer"). We recently extended our Offer to expire on June 27, 2005.

      We have amended and restated our Offer to Purchase to include additional information. A copy is enclosed, along with an Amended and Restated Letter of Transmittal. Please review it carefully before making your decision as to whether or not to accept our offer. Our offer price remains $16.23 per unit.

      If you have any questions or require further information, please contact the Information Agent, toll free, at (800) 467-0821.

                                                Sincerely,

                                                AIMCO Properties, L.P.